WGNB Corp. Announces Record Quarterly Earnings and
Annual Earnings Growth of 17.8 Percent

CARROLLTON, Ga.—(BUSINESS WIRE)—January 11, 2007—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2006 fourth quarter earnings of $2,425,000, or $0.48 per diluted share, compared to its 2005 fourth quarter earnings of $1,949,000, or $0.39 per diluted share, an increase of $476,000, or 24.40 percent. Net Earnings in the fourth quarter of 2006 were enhanced by two notable items. The Bank recognized a gain on the sale of foreclosed property in the amount of $232,000 ($153,000 net of taxes), which is non-recurring in nature, and recognized tax credits in the amount of $144,000, which will be recurring each year for ten years. The 2006 fourth quarter net income represented record earnings for a single quarter in the Company’s history.

December 31, 2006 year-end net income was $8,327,000, or $1.66 per diluted share, compared to the 2005 year-end net income of $7,067,000, or $1.41 per diluted share. The increase in year-end net income from 2005 to 2006 is $1,260,000, or 17.80 percent. This marks the 16th consecutive year of annual earnings growth. Over the past ten years, net earnings have grown an average of 10.74 percent per year. The return on average assets and equity for 2006 was 1.51 and 16.54 percent, respectively, which compared to 1.41 and 15.08 percent for the same period in 2005.

“We are pleased with our interest margin expansion over the past 12 months,” said Steven J. Haack, Secretary and Treasurer of WGNB Corp. Average annual interest margin increased to 4.58% in 2006 from 4.37% in 2005. “The prudent management of our interest margin will reduce margin compression even in a downward rate environment,” said Haack. Total loans grew by $51 million, or 11.97 percent in 2006. Total deposits grew by $34 million, or 7.87 percent, and total assets grew by $53 million, or 9.87 percent, in 2006.

“My deepest gratitude to the staff, officers and directors of West Georgia National Bank for their great effort in making this another successful year,” said H. B. “Rocky” Lipham, III, Chief Executive Officer. “I am convinced that we have one of the best teams in community banking. We set our earnings growth goals high for 2006 and exceeded even our own expectations.”

Lipham added, “Management has also set its sights high for 2007. We plan to open two new locations in Newnan in 2007 - a loan production office and an office with a focus on serving Spanish-speaking customers as we expand our service culture to Coweta County. We could not accomplish this, year in and year out, without the support of our wonderful customers and shareholders and the hard work of our diligent staff. Again, on behalf of the directors and executive management team, I thank everyone for their continued commitment to WGNB Corp.”

The Board of Directors has voted to move the Company’s annual meeting from the second Tuesday in April to the second Tuesday in May. The 2007 annual meeting will be held May 8, 2007, at 3:00 p.m. local time, at the Carrollton Cultural Arts Center,
251 Alabama Street, Carrollton, Georgia, 30117.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has nine full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $575 million. The Bank is the largest and most enduring locally owned community bank in Carroll County.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com, by phone at 770-832-3557, or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	December 31, 2006 (unaudited)	December 31, 2005 (audited)
Total interest income	$42,093	$32,547
Total interest expense	18,727	12,584
Net interest income	23,366	19,963
Provision for loan loss	1,465	1,550
Net interest income after provision	21,901	18,413
Total other income	6,404	6,008
Total other expense	16,510	14,464
Earnings before income taxes	11,795	9,957
Income taxes	3,468	2,889
Net earnings	$8,327	$7,067
Per Share Data:
Net earnings	1.67	1.42
Diluted net earnings	1.66	1.41
Cash dividends declared year to date	.7200	.6133
Book Value	10.50	9.61
At Period End:
Total loans	473,501	422,879
Earning assets	550,466	503,275
Assets	575,329	523,643
Deposits	462,813	429,049
Stockholders’ equity	52,496	47,952
Weighted average shares outstanding	4,997,870	4,986,930
Key Performance Ratios Year to Date:
Return on average assets	1.51%	1.41%
Return on average equity	16.54%	15.08%
Net interest margin, tax equivalent	4.58%	4.37%
Dividend payout ratio	43.23%	43.28%
Overhead ratio	55.45%	55.69%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.91%	0.86%
Loan loss reserve/total loans	1.21%	1.26%
Loan loss reserve/non-performing assets	133.33%	147.10%
Loan loss reserve/total capital	10.94%	11.11%
Capital Ratios:
Tier 1 capital/total average assets	9.21%	9.13%
Risk based capital ratio	11.70%	11.80%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com